                                                                    Exhibit 99.1


                                                        Hewlett-Packard Company
                                                        3000 Hanover Street
                                                        Mail Stop 1048
                                                        Palo Alto, CA 94304
                                                        www.hp.com


Editorial Contact:

Kipp Martell, HP
+1 208 396 6034
kipp_martell@hp.com
-------------------

            HP ANNOUNCES FINAL TABULATION AND PRORATION CALCULATIONS
                IN CONNECTION WITH ITS EXCHANGE OFFER FOR INDIGO

PALO ALTO, Calif., March 28, 2002 -- Hewlett-Packard Company (NYSE:HWP) reported the final results of the exchange offer tabulation and proration calculations in connection with the exchange offer for all of the common shares of Indigo N.V. (Nasdaq:INDG), which was completed on March 22, 2002.

Based on the final tabulation, 46,198,343 Indigo shares were elected to be exchanged for the fixed offer price and 48,324,174 Indigo shares were elected to be exchanged for the contingent offer price. Under the terms of the offer agreement and based on the exchange election results, shareholder elections for the fixed offer price will be subject to a fixed price proration factor of
0.9069. As a result, Indigo shareholders who elected the fixed offer price will receive, in exchange for each share tendered, 0.3689 of a share of HP stock (0.9069 multiplied by the fixed offer price exchange ratio of 0.3759 plus 0.0931 multiplied by the contingent offer price exchange ratio of 0.3008) and 0.0931 of a contingent value right. Indigo shareholders who elected the contingent offer price will receive, in exchange for each share tendered, 0.3008 of a share of HP stock plus one contingent value right. In addition, cash will be paid to tendering Indigo shareholders in lieu of fractional shares of HP stock.

About HP
--------

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to all. HP had total revenue of $45.2 billion in its 2001 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.
   -----------------
                                      # # #

March 28, 2002
Page 2

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the execution of integration and restructuring plans relating to the acquisition of Indigo or other planned acquisitions. Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; the challenges of integration and restructuring associated with the exchange offer, or other planned acquisitions and the challenges of achieving anticipated synergies; the possibility that other planned acquisitions may not close or that HP or other parties to planned acquisitions may be required to modify some aspects of the acquisition transactions in order to obtain regulatory approvals; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to HP's annual report on Form 10-K, as amended on January 30, 2002, for the fiscal year ended October 31, 2001, and subsequently filed reports, and HP's registration statement on Form S-4 filed on February 14, 2002. HP assumes no obligation and does not intend to update these forward-looking statements.